UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. __)

  Butler International, Inc.
(Name of Issuer)

      Common Stock
(Title of Class of Securities)

123649105
(CUSIP Number)

         December 31, 2002
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ X ]	Rule 13d-1(b)
[ ]	Rule 13d-1(c)
[ ]	Rule 13d-1(d)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 123649105

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Ironwood Capital Management, LLC Tax ID 04-3386084

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
	(b)	X

3.	SEC Use Only

4.	Citizenship or Place of Organization Massachusetts

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power 0

		6.	Shared Voting Power 653,200

		7.	Sole Dispositive Power 0

		8.	Shared Dispositive Power 653,200

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 653,200

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 6.50%

12.	Type of Reporting Person (See Instructions) OO, IA

CUSIP No. 957070105

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Warren J. Isabelle N/A

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
	(b)	X

3.	SEC Use Only

4.	Citizenship or Place of Organization American

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power 0

		6.	Shared Voting Power 653,200

		7.	Sole Dispositive Power 0

		8.	Shared Dispositive Power 653,200

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 653,200

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 6.50%

12.	Type of Reporting Person (See Instructions) HC

CUSIP No.123649105

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Richard L. Droster N/A

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
	(b)	X

3.	SEC Use Only

4.	Citizenship or Place of Organization American

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power 0

		6.	Shared Voting Power 653,200

		7.	Sole Dispositive Power 0

		8.	Shared Dispositive Power 653,200

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 653,200

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 6.50%

12.	Type of Reporting Person (See Instructions) HC

CUSIP No. 123649105

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Donald Collins N/A

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
	(b)	X

3.	SEC Use Only

4.	Citizenship or Place of Organization American

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power 0

		6.	Shared Voting Power 653,200

		7.	Sole Dispositive Power 0

		8.	Shared Dispositive Power 653,200

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 653,200

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 6.50%

12.	Type of Reporting Person (See Instructions) HC

CUSIP No. 123649105

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). IDEX Isabelle Small CapValue Fund N/A

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
	(b)	X

3.	SEC Use Only

4.	Citizenship or Place of Organization Massachusetts

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power 0

		6.	Shared Voting Power 653,200

		7.	Sole Dispositive Power 0

		8.	Shared Dispositive Power 653,200

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 653,200

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 6.50%

12.	Type of Reporting Person (See Instructions) HC

CUSIP No. 123649105

Item 1.
	(a)	Name of Issuer: Butler International, Inc.
	(b)	Address of Issuer's Principal Executive Offices: 110 Summit Avenue Montvale, NJ 07645

Item 2.
(a)

Name of Persons Filing
(i)     Ironwood Capital Management, LLC ("ICM")
(ii)    Warren J. Isabelle ("Isabelle")
(iii)    Richard L. Droster ("Droster")
(iv)   Donald Collins ("Collins")
(v)    IDEX Isabelle Small Cap Value Fund ("Fund")

(b)

Address of Principal Business Office or, if none, Residence

ICM:
21 Custom House Street
Boston, MA 02110

Isabelle:
c/o ICM
21 Custom House Street
Boston, MA 02110

Droster:
c/o ICM
21 Custom House Street
Boston, MA 02110

Collins:
c/o ICM
21 Custom House Street
Boston, MA 02110

Fund:
570 Carillon Parkway
St. Petersburg, FL 33716-1202

	(c)	Citizenship or Place of Organization: (i) ICM: Massachusetts (ii) Isabelle: American (iii) Droster: American (iv) Collins: American (v) Fund: Massachusetts
	(d)	Title of Class of Securities: Common Stock
	(e)	CUSIP Number: 123649105

Item 3.	If this statement is filed pursuant to Rule 13d-1(b) or Rule 13d-2(b) or (c), check whether the person filing is a:
	(a)	[ ]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
	(b)	[ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
	(c)	[ ]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
	(d)	[ ]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
	(e)	[ X ]	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
	(f)	[ ]	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
	(g)	[ ]	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
	(h)	[ ]	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i)	[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
	(j)	[ ]	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.	Ownership.
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
	(a)	Amount beneficially owned: (i) ICM: 653,200 (ii) Isabelle: 653,200 (iii) Droster: 653,200 (iv) Collins: 653,200 (v) Fund: 653,200
	(b)	Percent of class: (i) ICM: 6.50% (ii) Isabelle: 6.50% (iii) Droster: 6.50% (iv) Collins: 6.50% (v) Fund: 6.50%
	(c)	Number of shares as to which the person has:
		(1)	Sole power to vote or to direct the vote: (i) ICM: 0 (ii) Isabelle: 0 (iii) Droster: 0 (iv) Collins: 0 (v) Fund: 0
		(2)	Shared power to vote or to direct the vote: (i) ICM: 653,200 (ii) Isabelle: 653,200 (iii) Droster: 653,200 (iv) Collins: 653,200 (v) Fund: 653,200
		(3)	Sole power to dispose or to direct the disposition of: (i) ICM: 0 (ii) Isabelle: 0 (iii) Droster: 0 (iv) Collins: 0 (v) Fund: 0
		(4)	Shared power to dispose or to direct the disposition of: (i) ICM: 653,200 (ii) Isabelle: 653,200 (iii) Droster: 653,200 (iv) Collins: 653,200 (v) Fund: 653,200

Item 5.	Ownership of Five Percent or Less of a Class: Not Applicable

Item 6.	Ownership of More than Five Percent on Behalf of Another Person. Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company: Not Applicable

Item 8.	Identification and Classification of Members of the Group: Not Applicable

Item 9.	Notice of Dissolution of Group: Not Applicable

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

In accordance with Rule 13d-4 of the Securities Exchange Act of 1934, each of the persons filing this statement expressly disclaim the beneficial ownership of the securities covered by this statement and the filing of this report shall not be construed as an admission by such persons that they are the beneficial owners of such securities.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                                      IRONWOOD CAPITAL MANAGEMENT, LLC

Date:	March 14, 2003	By: _________*___________ Warren J. Isabelle, Manager
Date:	March 14, 2003	By: _________*___________ Warren J. Isabelle, Manager
Date:	March 14, 2003	By: _________*___________ Richard L. Droster, Executive Vice President
Date:	March 14, 2003	By: _________*___________ Donald Collins, Senior Portfolio Manager
DATE:	March 14, 2003	IDEX ISABELLE SMALL CAP VALUE FUND By: _________*___________ Warren J. Isabelle, President
By:	/s/ Gary S. Saks Gary S. Saks, Attorney-in-Fact	March 14, 2003

* Executed pursuant to powers of attorney dated May 10, 2001 and filed on July 10, 2001.

EXHIBIT 1

JOINT FILING AGREEMENT AMONG IRONWOOD CAPITAL MANAGEMENT, LLC
WARREN J. ISABELLE, RICHARD L. DROSTER, DONALD COLLINS,
AND IDEX ISABELLE SMALL CAP VALUE FUND

WHEREAS, in accordance with Rule 13d-1(k) under the Securities and Exchange Act of 1934 (the "Act"), only one joint statement and any amendments thereto need to be filed whenever one or more persons are required to file such a statement or any amendments thereto pursuant to Section 13(d) of the Act with respect to the same securities, provided that said persons agree in writing that such statement or amendments thereto is filed on behalf of each of them;

     NOW, THEREFORE, the parties hereto agree as follows:

IRONWOOD CAPITAL MANAGEMENT, LLC, WARREN J. ISABELLE, RICHARD L. DROSTER, DONALD COLLINS AND IDEX ISABELLE SMALL CAP VALUE FUND hereby agree, in accordance with Rule 13d-1(k) under the Act, to file a statement on Schedule 13G relating to their ownership of Common Stock of the Issuer and do hereby further agree that said statement shall be filed on behalf of each of them.

                                                                        IRONWOOD CAPITAL MANAGEMENT, LLC

Date:	March 14, 2003	By: _________*___________ Warren J. Isabelle, Manager
Date:	March 14, 2003	By: _________*___________ Warren J. Isabelle
Date:	March 14, 2003	By: _________*___________ Richard L. Droster
Date:	March 14, 2003	By: _________*___________ Donald Collins
Date:	March 14, 2003	IDEX ISABELLE SMALL CAP VALUE FUND By: _________*___________ Warren J. Isabelle, President
By:	/s/ Gary S. Saks Gary S. Saks, Attorney-in-Fact	March 14, 2003

* Executed pursuant to powers of attorney dated May 10, 2001 and filed on July 10, 2001.